                               LMS TO LIST ON AMEX

FOR IMMEDIATE RELEASE
---------------------

MONTREAL, QUEBEC, FEBRUARY 14, 2005 - LMS MEDICAL SYSTEMS (TSX: LMZ), a
healthcare technology company and developer of the CALM(TM) system (Computer
Assisted Labor Management) today announced that its common shares have been accepted for listing on the American Stock Exchange subject to LMS meeting AMEX requirements. Trading, under the ticker symbol LMZ, will begin February 15,
2005.

ABOUT THE AMERICAN STOCK EXCHANGE: The American Stock Exchange(R) (Amex(R)) is
the only primary exchange that offers trading across a full range of equities, options and exchange traded funds (ETFs), including structured products and
HOLDRSsm. In addition to its role as a national equities market, the Amex is the pioneer of the ETF, responsible for bringing the first domestic product to market in 1993. Leading the industry in ETF listings, the Amex lists 124 ETFs.
The Amex is also one of the largest options exchanges in the U.S., trading options on broad-based and sector indexes as well as domestic and foreign stocks. For more information, please visit www.amex.com.

ABOUT LMS: LMS is a leader in the application of advanced mathematical modeling and neural networks for medical use. The LMS Decision Support Suite provides physicians, nursing staff and risk managers with clinical information systems and decision support tools designed to improve outcomes and patient care for mothers and their infants during labor and delivery.

For further information please contact:     Andrea Miller, Communications
                                            LMS Medical Systems Inc.
                                            Tel:      (514) 488-3461 Ext. 222
                                            Fax:      (514) 488-1880
                                            E-mail    investor@lmsmedical.com
                                            Website:  www.lmsmedical.com

This press release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. For this purpose, any statements that are contained herein that are not statements of historical fact may be deemed to be forward-looking statements made pursuant to the safe harbor provisions of the Private Securities
Litigation Reform Act of 1995. Without limiting the foregoing, the words
"believes," "anticipates," "plans," "intends," "will," "should," "expects,"
"projects," and similar expressions are intended to identify forward-looking statements. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause actual results, future circumstances, or events to differ materially from those projected in the forward-looking statements. These risks include, but are not limited to, those associated with the success of research and development programs, the adequacy, timing, and results of clinical trials, the regulatory approval process, competition, securing and maintaining corporate alliances, market acceptance of the Company's products, the strength of intellectual property, financing capability, the potential dilutive effects of any financing, reliance on subcontractors and key personnel, and other risks detailed from time-to-time in the Company's public disclosure documents or other filings with the Canadian and U.S. securities commissions or other securities regulatory bodies. The forward-looking statements are made as of the date hereof, and the Company disclaims any intention and has no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.